Exhibit 99.1

Contacts:

Frank Karbe

Chief Financial Officer

Exelixis, Inc.

650 837- 7565

fkarbe@exelixis.com

Charles Butler

Director,

Investor Relations

Exelixis, Inc.

(650) 837-7277

cbutler@exelixis.com

EXELIXIS ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS AND BUSINESS UPDATE

SOUTH SAN FRANCISCO, Calif. – May 3, 2007—Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the first quarter ended March 31, 2007.

Revenues for the quarter ended March 31, 2007 were $28.1 million, compared to $18.1 million for the comparable period in 2006. The increase in revenues from 2006 to 2007 was primarily due to revenue recognition associated with the new collaboration agreements with Sankyo Company Limited for the mineralocorticoid (MR) program, Bristol-Myers Squibb Company for oncology and Genentech, Inc. for the co-development of XL518. The increase was partially offset by the completion of the revenue recognition related to the collaboration agreement with Wyeth Pharmaceuticals Division for our FXR program.

Research and development expenses for the quarter ended March 31, 2007 were $50.2 million, compared to $39.9 million for the comparable period in 2006. The increase from 2006 to 2007 reflected the increased development expenses associated with the continued expansion of our clinical trial activity and the advancement of our compounds through preclinical development.

General and administrative expenses for the quarter ended March 31, 2007 were $11.2 million, compared to $9.0 million for the comparable period in 2006. The increase from 2006 to 2007 was primarily due to personnel-related expenses and legal and accounting expenses to support our expanding operations.

Net loss for the quarter ended March 31, 2007 was $24.2 million, or $0.25 per share, compared to $27.1 million, or $0.32 per share, for the comparable period in 2006.

Cash and cash equivalents, short-term and long-term marketable securities, investments held by Symphony Evolution, Inc. (a consolidated clinical development financing vehicle) and restricted cash and investments totaled $305.9 million at March 31, 2007, compared to $263.2 million at December 31, 2006.

Q1 2007 Highlights and Recent Developments

•

We recently notified GlaxoSmithKline of our determination that we have achieved proof-of-concept for XL647 based on data from a Phase 2 clinical trial in which XL647 was administered as a first-line single agent therapy in patients with non-small cell lung cancer. Under our collaboration agreement, GlaxoSmithKline has approximately 3 months to review the data and decide whether to exercise its option to select the compound for further development. If XL647 is selected, Exelixis would receive a substantial selection milestone and potentially would receive commercialization milestones, royalties on product sales and, under certain circumstances, an option to co-promote in North America.

•

After the quarter ended, we reached agreement with the FDA on the clinical trial protocol for XL999 in non-small cell lung cancer (NSCLC) patients who have failed at least one previous therapy. The trial will have a dose-escalation format starting at 0.4 mg/kg dosed weekly, while monitoring patients for potential cardiovascular events. Results from this Phase 1 clinical trial could provide us with the opportunity to move directly into a late stage clinical trial if XL999 demonstrates anti-tumor activity with an acceptable side-effect profile in this well-defined NSCLC patient population.

•	We received a payment of $15.0 million in January 2007 for achieving the first milestone under the co-development collaboration with Genentech, Inc. for XL518, a potent inhibitor of MEK.

•	We received a $60.0 million upfront payment in January 2007 in connection with our entry into a new co-development collaboration agreement with Bristol-Myers Squibb Company in oncology.

•

We filed investigational new drug applications for three compounds that target the P13 kinase (PI3K) pathway. Activation of PI3K is a frequent event in human tumors, promoting tumor cell growth, survival and resistance to chemotherapy and radiotherapy. These compounds include XL418, a potent inhibitor of AKT and S6K, XL147, a specific inhibitor of PI3K, and XL765, a selective inhibitor of PI3K and mTOR.

•

We appointed Carl B. Feldbaum, former President of the Biotechnology Industry Organization, to our Board of Directors, and we appointed Dr. Jose Baselga, Chairman of the Medical Oncology Service and Director of the Division of Medical Oncology, Hematology and Radiation Oncology at the Vall d’Hebron University Hospital in Barcelona, Spain and a Professor of Medicine at the Universidad Autonoma de Barcelona, to our Scientific Advisory Board.

•

We announced the senior management promotions of Michael Morrissey, PhD, to President of Research and Development, Peter Lamb PhD, to Senior Vice President, Discovery Research and Chief Scientific Officer and Lupe Rivera to Senior Vice President of Human Resources and Communications.

“Achieving proof-of-concept for XL647 is a tremendous milestone for the company. Based on the anti-tumor activity accumulated to date, we believe that XL647 shows great potential as a new therapy for patients with non-small cell lung cancer. Based on the data to date, we believe that XL647 strongly merits development either as part of our collaboration with GSK or by us independently,” said George Scangos, PhD, president and chief executive officer of Exelixis, Inc. “We are also continuing to advance the XL880 and XL784 Phase 2 clinical trials and expect to accumulate enough data to make proof-of-concept determinations this year, and we are reinitiating the clinical program for XL999 in patients with non-small cell lung cancer. In addition, we have continued to effectively manage our financial resources while rapidly advancing our development pipeline of 14 compounds by ending the first quarter with a cash balance of $305.9 million.”

Conference Call and Webcast

Exelixis’ management will discuss the company’s financial results for the quarter ended March 31, 2007, its key clinical trial programs and developments under its collaboration with GlaxoSmithKline during a conference call beginning at 2:00 p.m. PT/ 5:00 p.m. ET today, Thursday, May 3, 2007. To listen to a webcast of the discussion, visit the Event Calendar page under Investors at www.exelixis.com.

About Exelixis

Exelixis, Inc. is a development-stage biotechnology company dedicated to the discovery and development of novel small molecule therapeutics for the treatment of cancer and other serious diseases. The company is leveraging its fully integrated drug discovery platform to fuel the growth of its development pipeline, which is primarily focused on cancer. Currently, Exelixis’ broad product pipeline includes investigational compounds in Phase 2 and Phase 1 clinical development for cancer and renal disease. Exelixis has established strategic corporate alliances with major pharmaceutical and biotechnology companies, including GlaxoSmithKline, Bristol-Myers Squibb Company, Genentech, Wyeth Pharmaceuticals and Sankyo. For more information, please visit the company’s web site at www.exelixis.com.

Forward-Looking Statement

This press release contains forward-looking statements, including without limitation statements related to the future development and potential efficacy of XL999, XL647, XL880, XL784 and other compounds, GlaxoSmithKline’s potential selection of XL647 for further development and Exelixis’ potential receipt from GlaxoSmithKline of a selection milestone and commercialization milestones, royalties on product sales and an option to co-promote in North America. Words such as “believes,” “indicates,” “anticipates,” “plans,” “expects,” “intends,” “will,” “slated,” “goal” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Exelixis’ current expectations. Forward-looking statements involve risks and uncertainties. Exelixis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the lengthy, costly and uncertain process of clinical testing of Exelixis’ product candidates and the potential failure to demonstrate safety and efficacy, the timing and level of payments associated with any compound selections by GlaxoSmithKline, Exelixis’ license of the intellectual property, including commercialization, rights to its product candidates XL647, XL999 and XL784 to Symphony Evolution, Inc., Exelixis’ need for additional capital to finance its product development programs and the therapeutic and commercial value of Exelixis’ compounds. These and other risk factors are discussed under “Risk Factors” and elsewhere in Exelixis’ Quarterly

Report on Form 10-Q for the quarter ended March 31, 2007 and other filings with the Securities and Exchange Commission. Exelixis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Exelixis’ expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Exelixis and the Exelixis logo are registered U.S. trademarks.

-see attached financial tables-

EXELIXIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS DATA

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues:
Contract	$15,166	$12,246
License	12,970	5,873

Total revenues	28,136	18,119

Operating expenses:
Research and development	50,210	39,897
General and administrative	11,211	9,007
Amortization of intangibles	72	272

Total operating expenses	61,493	49,176

Loss from operations	(33,357)	(31,057)

Other income (expense):
Interest income and other, net	3,594	1,950
Interest expense	(1,027)	(1,534)

Total other income (expense)	2,567	416

Loss before non-controlling interest in Symphony Evolution, Inc.	(30,790)	(30,641)
Loss attributed to non-controlling interest in Symphony Evolution, Inc.	6,589	3,518

Net loss	$(24,201)	$(27,123)

Net loss per share, basic and diluted	$(0.25)	$(0.32)

Shares used in computing basic and diluted net loss per share	96,411	83,678

EXELIXIS, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	March 31,	December 31,
	2007	2006 (1)
	(unaudited)
Cash and cash equivalents and short-term and long-term marketable securities (2)	$305,889	$263,180
Working capital	$163,414	$150,814
Total assets	$420,631	$395,417
Stockholders’ equity	$37,989	$52,540

(1)	Derived from the audited consolidated financial statements
(2)	These amounts include investments held by Symphony Evolution, Inc. of $51.0 million and $55.1 million and restricted cash and investments of $9.9 million and $9.6 million as of March 31, 2007 and December 31, 2006, respectively.

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